Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA
CONTACT: Pamela Marsh
(626) 535-8465

INDYMAC BANCORP ANNOUNCES QUARTERLY EPS OF $0.70
— Board of Directors Increases Quarterly Cash Dividend 20% to $0.30 —

PASADENA, Calif. – April 28, 2004 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported earnings of $41.9 million, or $0.70 per share for the first quarter of 2004. IndyMac has also filed its Form 10-Q for the first quarter with the Securities and Exchange Commission. The Form 10-Q is available on IndyMac’s Website at www.indymacbank.com.

Quarterly Cash Dividend
Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.30 per share for the second quarter of 2004, up 20% from the dividend declared and paid in the first quarter of this year. The cash dividend is payable June 10, 2004 to shareholders of record on May 13, 2004.

“This dividend increase reflects our continued confidence in our ability to successfully execute our strategies to grow and gain market share using our hybrid thrift/mortgage bank business model,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer.

Highlights of the First Quarter

•	Revenues of $184.7 million, up 18% over the first quarter of 2003

•	Earnings of $41.9 million, up 14% over the first quarter of 2003

•	Record total assets of $14.5 billion, up 53% compared with total assets at March 31, 2003

•	Mortgage loan production of $6.9 billion, up 7% over the first quarter of 2003 and up 10% in comparison with the fourth quarter of 2003

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•	IndyMac’s mortgage market share of 1.17% is up 60% over the first quarter of 2003 and up 17% relative to the fourth quarter of 2003 based on the Mortgage Bankers Association of America (MBA) April 2004 Mortgage Finance Forecast.

•	IndyMac’s pipeline of mortgage loans in process totaled $5.9 billion at March 31, 2004, up 45% relative to the pipeline at December 31, 2003.

•	IndyMac’s total servicing portfolio increased 6% to $38.9 billion at March 31, 2004

“Declining interest rates in February gave rise to a re-emergence of the refinance market during the first quarter, which led to a significant increase in our pipeline of loans in process at quarter end, boding well for the second quarter. However, economic indicators are now pointing to an improving economy and accordingly, interest rates have increased significantly in recent weeks. The volatility and uncertainty of interest rates continues to make forecasting more challenging and less precise. What does seem increasingly clear at this point is that while the overall industry volumes may be somewhat higher than originally anticipated, our industry will continue its transition to more normal levels over the course of this year. Given IndyMac’s performance in the first quarter, our current strong pipeline and our expectations for the remainder of this year, we now project that earnings per share, before the effect of the change in accounting for rate locks discussed below, will range from $3.10 to $3.30 in 2004, an improvement in our outlook from three months earlier,” commented Mr. Perry.

The 2004 earnings projection above represents a proforma number that excludes the impact to earnings and EPS for a prospective change in industry accounting for rate locks pursuant to Staff Accounting Bulletin (SAB) 105 published by the SEC during the first quarter with an effective implementation date of April 1, 2004. This change delays the revenue recognition on the pipeline of rate locks and funded loans by approximately one quarter and will have a one-time negative effect on earnings during the second quarter of this year. The impact of this change in accounting in the second quarter of this year is expected to range from $24 million to $27 million after tax, or $0.40 to $0.45 per share. IndyMac plans to report both GAAP and proforma EPS in the second quarter so that results can be

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evaluated on a consistent accounting basis. This change has no economic impact on IndyMac’s business or operations.

Conference Call
On Wednesday, April 28, 2004, at 12:00 P.M. EDT (9:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call in connection with IndyMac’s annual shareholders’ meeting to discuss the results of the first quarter, an update on IndyMac’s outlook for 2004 and a review of IndyMac’s five-year strategic and financial plan followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast Access is available at: http://www.indymacbank.com

•	The telephone dial-in number is (888) 857-6932, access code # 452264; and

•	The replay number is (888) 203-1112, access code # 452264

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on April 28th through May 7th and will be available on IndyMac’s Website at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, the largest savings and loan in Los Angeles and the 10th largest nationwide (based on assets). Through its hybrid thrift/mortgage bank business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage related assets.

IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of

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sale. IndyMac provides mortgage products and services through its business relationship division, IndyMac Mortgage Bank, and its consumer direct division, IndyMac Consumer Bank and invests in certain of its mortgage loan production and mortgage servicing for long-term returns through its Investment Portfolio and Home Equity Divisions. IndyMac’s mortgage website is ranked the number one overall mortgage website by Watchfire® GomezPro™ , an internet quality measurement firm, a position it has held for seven of eight measurement periods since Fall 2000.

IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders for the period 1993 through March 31, 2004 of 26%, under its current management team, has exceeded the comparable returns of 13% and 11% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Website at www.indymacbank.com.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of

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funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the impact of current, pending or future legislation and regulations; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that in management’s view merit increased focus given current conditions.

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